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                                                             EXHIBIT 24.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement
of PALFED, Inc. on Form S-8 (File No.   ) of our report, which includes an
explanatory paragraph concerning changes in methods of accounting for impaired loans and mortgage servicing rights in 1995, dated February 22, 1997, on our audits of the consolidated financial statements of PALFED, Inc. and subsidiaries as of December 31, 1996 and 1995, and for the three years ended December 31, 1996, which report is included in the Company's Annual Report on Form 10-K for the year ending December 31, 1996. We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel."


/s/ Coopers & Lybrand, L.L.P.


Atlanta, Georgia
October 27, 1997